BROADBAND STORAGE, INC.
_______________
SERIES B PREFERRED STOCK PURCHASE
AND RECAPITALIZATION AGREEMENT
DATED AS OF OCTOBER 14, 2002

BROADBAND STORAGE, INC.
SERIES B PREFERRED STOCK PURCHASE AND RECAPITALIZATION AGREEMENT

This Series B Preferred Stock Purchase and Recapitalization Agreement is dated as of October 14, 2002 (the “Agreement”), by and among Broadband Storage, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on the Schedule of Purchasers attached hereto as Exhibit A (the “Schedule of Purchasers”) as it appears today and as subsequently amended to include persons and entities who purchase Series B Preferred at a Subsequent Closing (as defined below) and under this Agreement (each such person or entity a “Purchaser,” and together the “Purchasers”).

BACKGROUND:

A.

The Company desires to sell to the Purchasers 43,709,770 shares of its newly-created Series B Convertible Preferred Stock (the “Series B Preferred”) at a price of $0.661179408 per share and, in connection therewith, exchange shares of the Company’s existing and outstanding Series A Convertible Preferred Stock (the “Series A Preferred”) held by certain of the Purchasers into shares of its newly-created Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred”), all as provided for in this Agreement.  After issuing the shares of Series A-1 Preferred as contemplated herein, the Company intends to automatically convert its then remaining outstanding shares of Series A Preferred into shares of its Common Stock (the “Common Stock”).  All such transactions are collectively referred to as the “Recapitalization”.  The Recapitalization will take place in several steps as provided for below

B.

The first step of the Recapitalization consists of the sale at the “Initial Closing” (as defined below) of shares of Series B Preferred to  certain venture capital funds in exchange for cash.  Following the Initial Closing, the Company intends to sell shares of Series B Preferred to Quantum Corporation, a Delaware corporation (“Quantum”), in exchange for certain assets being purchased by the Company pursuant to that certain Asset Purchase Agreement dated as of October 7, 2002 (the “Asset Purchase Agreement”), between the Company and Quantum.

C.

In the event any holder of Series A Preferred does not purchase at least his, her or its pro rata share (as set forth on Exhibit B attached hereto, the “Pro Rata Share”) of the shares of Series B Preferred issued and sold by the Company pursuant to the terms of this Agreement (a “Non-Participating Holder”) on or prior to October 22, 2002, then each share of Series A Preferred owned by such Non-Participating Holder shall automatically and without further action on the part of such Non-Participating Holder be converted into one (1) share of Common Stock effective as of 11:59 P.M. Pacific time on October 22, 2002.  In the event any holder of Series A Preferred does purchase at least his, her or its Pro Rata Share of the shares of Series B Preferred issued and sold by the Company pursuant to the terms of this Agreement (a “Participating Holder”), then each share of Series A Preferred owned by such Participating Holder shall automatically and without further action on the part of such Participating Holder be converted into one (1) share of Series A-1 Preferred effective upon, subject to, and concurrently with, the consummation of the Participating Holder’s purchase of its Pro Rata Share of the shares of Series B Preferred issued and sold by the Company pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained in this Agreement, the parties hereby agree as follows:

2.

SECTION 1

Authorization and Sale of Preferred Stock

1.1

Authorization.  On or before the Initial Closing, the Company will authorize the sale and issuance of up to 43,709,770 shares of its Series B Preferred and up to 10,639 shares of its Series A-1 Preferred (collectively, the “Shares”), having the rights, privileges and preferences as set forth in the Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”) in substantially the form attached to this Agreement as Exhibit C.

1.2

Sale of Series B Preferred.  Subject to the terms and conditions hereof, the Company will severally issue and sell to each of the Purchasers, and the Purchasers will severally buy from the Company, at a purchase price of $0.661179408 per share, that number of shares of Series B Preferred for an aggregate purchase price, each as specified opposite such Purchaser’s name on Exhibit A attached hereto.

1.3

Conversion of Series A Preferred.  Effective as of 11:59 P.M. Pacific time on October 22, 2002, each share of Series A Preferred owned by each Non-Participating Holder shall automatically and without further action on the part of such Non-Participating Holder be converted into one (1) share of Common Stock.  Effective upon, subject to, and concurrently with, the consummation of each Participating Holder’s purchase of its Pro Rata Share of the shares of Series B Preferred issued and sold by the Company pursuant to the terms of this Agreement, each share of Series A Preferred owned by such Participating Holder shall automatically and without further action on the part of such Participating Holder be converted into one (1) share of Series A-1 Preferred.

1.4

Separate Agreements.  The Company’s agreements with each of the Purchasers are separate agreements, and the issuances of the Series B Preferred and/or Series A-1 Preferred to each of the Purchasers are separate transactions.

3.

SECTION 2

Closing Dates; Delivery

2.1	Closing Dates

(a)

Initial Closing.  The initial closing of the purchase and sale of the Series B Preferred and the exchange of the Series A Preferred for shares of Series A-1 Preferred hereunder (together, the “Initial Closing”) shall be held at the offices of Paul, Hastings, Janofsky & Walker LLP (“Paul Hastings”), 695 Town Center Drive, 17th Floor, Costa Mesa, California 92626 at 10:00 a.m., local time, on October 15, 2002 or at such other time and place upon which the Company and the Purchasers participating in such Initial Closing shall agree (the “Initial Closing Date”).

(b)

Subsequent Closings.  If any of the authorized shares of Series B Preferred are not sold at the Initial Closing, the Company shall have the right, at one or more subsequent closings (each a “Subsequent Closing,” and together, the “Subsequent Closings”) to be held within one hundred eighty (180) days of the Initial Closing Date, to sell the remaining authorized but unissued shares of Series B Preferred to one or more additional purchasers as determined by the Company but who shall not be Advanced Digital Information Corporation, Overland Storage, Inc. or Storage Tech, Inc., or to a Purchaser hereunder who wishes to acquire additional shares of Series B Preferred.  All such sales shall be made on the terms and conditions set forth in this Agreement, and all of the ancillary agreements contemplated hereby, including, without limitation, the Amended and Restated Investor Rights Agreement in substantially the form attached hereto as Exhibit D (the “Investor Rights Agreement”) and the Amended and Restated Voting Agreement (the “Voting Agreement”) in substantially the form attached hereto as Exhibit E, and the representations and warranties by the Company as set forth in Section 3 hereof and by the Purchasers as set forth in Section 4 hereof, such that any and all provisions of this Agreement that relate to the Initial Closing will also apply to such sales.  Each investor who purchases Series B Preferred at a Subsequent Closing shall sign a signature page to this Agreement and will thereby be deemed to be a “Purchaser” for all purposes under this Agreement and shall sign the Investor Rights Agreement, Voting Agreement and such other documents as reasonably requested by the Company.  The terms “Closing” and “Closing Date” shall refer to the closing of the purchase and sale of Series B Preferred and/or issuance of Series A-1 Preferred with respect to a particular Purchaser, irrespective of whether such purchase and sale takes place at the Initial Closing or a Subsequent Closing.

2.2

Delivery.  At each Closing, the Company will deliver to each Purchaser a certificate or certificates, registered in such Purchaser’s name as set forth on Exhibit A hereto, representing the number of Shares designated on Exhibit A hereto to be purchased by such Purchaser at such Closing, against full payment of the purchase price therefore as set forth on Exhibit A hereto, by:  (a) check payable to the Company; (b) wire transfer pursuant to the Company’s instructions; or (c) any combination of the foregoing; provided, however, that the purchase price for shares of Series A-1 Preferred shall be paid by exchanging an equal number of shares of Series A Preferred and, provided, further, that the shares of Series B Preferred purchased by Quantum shall be issued in exchange for certain assets being purchased by the Company pursuant to the Asset Purchase Agreement.

4.

SECTION 3

Representations and Warranties of the Company

Except as set forth on the Company’s Schedule of Exceptions attached hereto as Exhibit F, the Company hereby represents and warrants to each Purchaser as follows:

3.1

Organization and Standing; Restated Certificate and Bylaws.  The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws.  The Company has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and proposed to be conducted.  The Company is qualified to do business and is in good standing in each state in which the failure to be so qualified or in such standing would have a material adverse effect on the Company’s business or properties as now conducted and proposed to be conducted.  The Company has made available to the Purchasers, or their counsel, copies of the Restated Certificate and the Company’s Bylaws.  Said copies are true, correct and complete and contain all amendments through the Closing Date.

3.2

Corporate Power.  The Company will have at the Closing Date all requisite legal and corporate power and authority to execute and deliver this Agreement, the Investor Rights Agreement and the Voting Agreement; to sell and issue the Shares hereunder; to issue the Common Stock of the Company issuable upon conversion of the Shares and upon automatic conversion of shares of Series A Preferred held by any Non-Participating Holder; and to carry out and perform its obligations under the terms of this Agreement, the Investor Rights Agreement, and the Voting Agreement.

3.3

Subsidiaries.  The Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.  The Company is not a participant in any joint venture or similar arrangement.

3.4	Capitalization.

(a)

Authorized Capital Stock.  The authorized capital stock of the Company consists or will consist, upon the filing of the Restated Certificate, of 70,000,000 shares of Common Stock of the Company of which 906 shares will be issued and outstanding immediately prior to the Closing, and 44,021,280 shares of Preferred Stock, of which 44,000,000 have been designated Series B Preferred none of which will be issued and outstanding immediately prior to the Initial Closing, 10,640 have been designated Series A-1 Preferred none of which will be issued and outstanding immediately prior to the Initial Closing, and 10,640 have been designated Series A Preferred of which 10,637 will be issued and outstanding immediately prior to the Initial Closing, but none of which will be issued and outstanding following the consummation of the transactions contemplated hereunder.  The outstanding shares of Common Stock and Series A Preferred have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with the registration or qualification requirements of all applicable federal and state securities laws, or in compliance with exemptions therefrom, and no stockholder has a right of rescission with respect thereto.

5.
(b)

Reserved Capital Stock.  The Company has reserved 10,637 shares of Series A-1 Preferred for issuance hereunder, 43,709,770 shares of Series B Preferred for issuance hereunder, 10,637 shares of Common Stock for issuance upon conversion of the Series A Preferred, 9,949,647 shares of Common Stock for issuance upon conversion of the Series A-1 Preferred, and 43,709,770 shares of Common Stock for issuance upon conversion of the Series B Preferred.  In addition, the Company has reserved 15,135,127 shares of its Common Stock for issuance to employees, consultants or directors under its 2001 Stock Option and Restricted Stock Purchase Plan, of which 598 shares are outstanding immediately prior to the Initial Closing and were issued pursuant to stock purchase agreements in connection with the exercise of previously granted options, and of which 1,971 shares are subject to outstanding options.

(c)

Obligations With Respect to Capital Stock.  Except for the conversion privileges of the Series A Preferred, Series A-1 Preferred and Series B Preferred, the rights granted to the Purchasers and other security holders pursuant to Section 4 of the Investor Rights Agreement and the outstanding options described in this Section 3.4 or the Schedule of Exceptions, no options, warrants, subscriptions or purchase rights of any nature to acquire from the Company shares of capital stock or other securities are authorized, issued or outstanding, nor is the Company obligated under its charter documents or under any agreement by which the Company is bound to issue shares of its capital stock or other securities, except as contemplated by this Agreement.  All options listed on the Schedule of Exceptions were granted pursuant to the Company’s 2001 Stock Option and Restricted Stock Purchase Plan and such grant was under a Nonstatutory Option Agreement in substantially the form attached hereto as Exhibit G. There are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement (including the agreements attached as exhibits hereto).  To the best of the Company’s knowledge and except as provided for in the Restated Certificate and the Voting Agreement, there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the capital stock of the Company.

6.

3.5

Authorization.  All corporate action on the part of the Company, its officers, its directors and its stockholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement, the Investor Rights Agreement and the Voting Agreement and the authorization, sale, issuance and delivery of the Shares (and the Common Stock issuable upon conversion of the Shares) and the conversion of any Non-Participating Holder’s Series A Preferred shares into Common Stock has been taken or will be taken prior to the Closing.  This Agreement and the Investor Rights Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (and the Voting Agreement, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company to the extent of its obligations thereunder) except the indemnification provisions of the Investor Rights Agreement may be limited by principles of public policy or by federal or state securities laws, and except as such obligations are subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  The Shares, when issued in compliance with the provisions of this Agreement and the Restated Certificate, will be validly issued, fully paid and nonassessable, and will have the rights, preferences and privileges described in the Restated Certificate, the Investor Rights Agreement and the Voting Agreement; the Common Stock issuable upon conversion of the Shares and the Series A Preferred has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Restated Certificate, will be validly issued, fully paid and nonassessable; and the Shares and such Common Stock will be free of any liens or encumbrances created by the Company; provided, however, that the Shares (and the Common Stock issuable upon conversion thereof) may be subject to restrictions on transfer under applicable state and/or federal securities laws.  The Shares and the Common Stock issuable upon conversion of the Shares are not subject to any preemptive rights or rights of first refusal.

3.6

Financial Statements.  Attached hereto as Exhibit H are the Company’s unaudited Balance Sheet as of August 31, 2002, audited Statement of Operations for the 12-month period ended December 31, 2001, and unaudited Statement of Operations for the eight month period ended August 31, 2002 (collectively, the “Financial Statements”).  The Financial Statements are complete and accurate in all material respects and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis, except that:  (a) the Financial Statements do not contain all footnotes required by GAAP; and (b) the Financial Statements have not been closed and are subject to adjustment not to exceed $100,000 in the aggregate.  The Balance Sheet fairly presents and describes the financial condition and the Statements of Operations fairly present and describe the operating results of the Company as of the dates, and during the periods, indicated therein.  Except as set forth in the Schedule of Exceptions, since August 31, 2002 (the “Balance Sheet Date”):  (x) there has been no change in the assets or financial condition of the Company from that reflected in the Financial Statements except for changes in the ordinary course of business which in the aggregate have not been materially adverse; (y) there has been no materially adverse change or materially adverse amendment to a material contract or material arrangement by which the Company or any of its assets or properties is bound or subject; and (z) none of the business, financial condition, operations, property or, to the best knowledge of the Company, prospects of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.  The Company makes no representation as to whether its issuance of stock options will require a compensation expense in its historical or future financial statements.

7.

3.7

Material Liabilities.  The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except:  (a) the liabilities and obligations set forth in the Financial Statements or the Schedule of Exceptions; (b) liabilities and obligations which have been incurred subsequent to the Balance Sheet Date in the ordinary course of business and which do not exceed $100,000 in the aggregate (including payroll and rent); (c) liabilities and obligations under leases for its offices in Irvine, California; and (d) leases for equipment and liabilities and obligations under sales, procurement, and other contracts and arrangements entered into in the normal course of business, provided that none of such leases, contracts, or arrangements involve the payment of more than $25,000 individually or $50,000 in the aggregate.

3.8

Title to Properties and Assets; Liens, Etc.  The Company has good and marketable title to its properties and assets and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than:  (a) the lien of current taxes not yet due and payable; (b) possible minor liens and encumbrances, which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company; and (c) encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used, except where a failure to be in such condition would not have a material adverse effect on the Company’s business or operations. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the best of the Company's knowledge, by any other party thereto.  The Company's possession of such property has not been disturbed and, to the best of the Company's knowledge after due inquiry, no claim has been asserted against the Company adverse to its rights in such leasehold interests.

3.9

Compliance With Other Instruments, None Burdensome, Etc.  The Company is not in violation of or default under:  (a) any term of its currently effective Certificate of Incorporation or Bylaws; (b) any judgment or decree known to the Company to be applicable to it; (c) in any material respect, of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree to which it is a party or by which it or its assets are bound; or (d) to the best of its knowledge, any order, statute, rule or regulation applicable to the Company.  The execution, delivery and performance of this Agreement, the Investor Rights Agreement and the Voting Agreement, the consummation of the transactions contemplated hereby and thereby and the issuance of the Shares and the Common Stock issuable upon conversion of the Shares have not resulted and will not result in:  (x) any violation of, or conflict with, or constitute a default under, the Restated Certificate or Bylaws, any of the Company’s material agreements, or any applicable statute, rule, regulation, order or restriction of any federal or state governmental entity or agency thereof; (y) the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company that would reasonably be expected to have a material adverse effect on the Company’s business or operations; or (z) the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license or approval applicable to the Company, its business or operations or any of its assets or properties.

8.

3.10

Litigation, Etc.  Except as set forth on the Schedule of Exceptions, there is no:  (a) action, suit, claim, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or affecting the Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign or any Affiliate thereof (as such term is defined under Rule 144(a) of the Securities Act of 1933, as amended (the “Securities Act”));  (b) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise; or (c) governmental inquiry pending or, to the best of the Company's knowledge, threatened against or affecting the Company (including, without limitation, any inquiry as to the qualification of the Company to hold or receive any license or permit), and, to the best of Company’s knowledge, there is no basis for any of the foregoing.  Except as set forth on the Schedule of Exceptions, there is no action, suit, proceeding or investigation pending or threatened against the Company that questions the validity of this Agreement, the Investor Rights Agreement or the Voting Agreement or the right of the Company to enter into such agreements or to consummate the transactions contemplated hereby or thereby.  The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, prospects, financial condition, operations, property or affairs.  The Company is not in default with respect to any order, writ, injunction or decree known to or served upon the Company of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.  There is no action or suit by the Company pending, threatened or contemplated against others.  The Company has complied, in all material respects, with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services.  The Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted and the Company has been operating its business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations, except, in either case, where such failure would not, individually or in the aggregate, have a material adverse effect on the Company.  There is no existing law, rule, regulation or order, and the Company after due inquiry is not aware of any proposed law, rule, regulation or order, whether Federal, state, county or local, which would prohibit or restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.  None of the Company’s officers has been charged or convicted of a felony or become subject to any sanctions or restrictions of the Securities and Exchange Commission.

9.

3.11

Employees.  To the best of the Company’s knowledge, no employee of the Company is in violation of any term of any employment contract, nondisclosure agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party because of the nature of the business conducted or proposed to be conducted by the Company.  Each former and current employee, officer and consultant of the Company, all of whom are listed on the Schedule of Exceptions, has executed a Proprietary Information and Inventions Agreement in substantially the form attached hereto as Exhibit I, and the Company is not aware that any of its current or former employees, officers or consultants is in violation thereof.  The Purchasers have been provided with copies of forms of all material invention assignment and confidentiality agreements or employment or consulting agreements which contain similar terms used by the Company.  No current or former employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee’s execution of the Proprietary Information and Inventions Agreement.  The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted.  Neither the execution or delivery of this Agreement, nor the carrying-on of the Company’s business by the employees and directors of the Company, nor the conduct of the Company’s business as proposed, will, to the best of the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.  The Company is not aware that any officer or key employee, or that any group of employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.  The employment of each officer and employee of the Company is terminable at the will of the Company. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other taxes.  Except as set forth on the Schedule of Exceptions, no employee of the Company has been granted the right to any material compensation following termination of employment with the Company.  The Company’s employees have not been subject to or involved in or, to the best of the Company’s knowledge, threatened with union elections, petitions therefor or other organizational activities.

10.

3.12

ERISA Plans.  With respect to each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (an “Employee Benefit Plan”) maintained by the Company or an “ERISA Affiliate” (as defined below):  (a) such plan has been administered and operated in material compliance with its terms and the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); (b) no event has occurred, and to the best of the Company’s knowledge, there exists no current circumstance, under which the Company could incur material liability under ERISA, the Code, or otherwise (other than for contributions or benefits paid or payable in the ordinary course of operation of such plan); (c) there are no actions, suits or claims pending or threatened with respect to any Employee Benefit Plan or against the assets or a fiduciary of any Employee Benefit Plan; (d) no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) which is not covered by an applicable exemption has occurred which will cause material harm to the Company; (e) no “reportable event” (as defined in Section 4043 of ERISA) has occurred; (f) to the best of the Company’s knowledge, all contributions and premiums due have been paid if due prior to the date of this Agreement; and (g) to the Company’s knowledge, all contributions made under any Employee Benefit Plan are intended to be tax deductible under the Code.  As used herein, the term “ERISA Affiliate” refers to any organization that is (x) a member of a “controlled group” of which the Company is a member or (y) under “common control” with the Company within the meaning of Section 414(b) and (c) of the Code.  Each Employee Benefit Plan maintained by the Company or an ERISA Affiliate that is intended to qualify under Section 401(a) of the Code has received a favorable letter of determination or similar letter from the Internal Revenue Service that it so qualifies and that its related trust is exempt from taxation under Section 501(a) of the Code or has applied or plans to apply to the Internal Revenue Service for such a letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements.  To the best of the Company’s knowledge, no event has occurred that will give rise to disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust under Section 401(a) or 501(a) of the Code.  No Company or ERISA Affiliate benefit plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, or a “multiple employer plan” within the meaning of Section 413 of the Code.  Except as set forth in the Schedule of Exceptions, neither the approval or execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will:  (i) entitle any individual to severance pay; or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any individual.

11.

3.13	Registration Rights. Except as set forth in the Investor Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

3.14

Governmental Consent, Etc.  No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, the Investor Rights Agreement, the Voting Agreement or the offer, sale or issuance of the Shares (and the Common Stock issuable upon conversion of the Shares), the automatic conversion into Common Stock of any shares of Series A Preferred held by a Non-Participating Holder, or the consummation of any other transaction contemplated hereby, except:  (a) filing of the Restated Certificate in the office of the Delaware Secretary of State; and (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Shares (and the Common Stock issuable upon conversion of the Shares) under federal securities laws, the California Corporate Securities Law of 1968, as amended, and other applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

3.15

Offering.  Subject to the accuracy of the Purchasers’ representations in Section 4 hereof, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement and the issuance of the Common Stock to be issued upon conversion of the Shares and the Series A Preferred held by Non-Participating Holders constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and the registration or qualification requirements of all applicable securities laws of the United States and each of the states whose laws govern the issuance of any Shares, and neither the Company nor any authorized agent of the Company will take any action hereafter that would cause the loss of such exemption.

3.16

Brokers or Finders.  The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

3.17

Disclosure.  The Company has provided each Purchaser or its counsel with such information as is necessary to respond in all material respects to the Purchaser’s requests for information about the Company.  Neither this Agreement with the exhibits hereto, nor any other agreement, document, certificate or information furnished to the Purchasers or their counsel by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made. There is no fact which the Company has not disclosed to the Purchasers and their counsel in writing and of which the Company is aware which, in the good faith belief of the Company, materially and adversely affects or, in the good faith belief of the Company, will likely materially and adversely affect the business, prospects, financial condition, operations, property or affairs of the Company; provided, however, that this representation shall not include:  (a) matters affecting the industry in which the Company operates, including, without limitation, competition and economic conditions; or (b) matters affecting early-stage technology companies in general.

12.

3.18

Intellectual Property.  The Company has all right, title and interest in, or otherwise has the valid and enforceable right to use, all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights (together, “Intellectual Property”) necessary for its business as now conducted or as proposed to be conducted, without any conflict with or infringement of the rights of others.  To the extent the Company licenses Intellectual Property, the Company represents and warrants that it has licensed all rights in such Intellectual Property necessary for the Company to conduct its business as currently operated, or as proposed to be operated, including the right to use, modify, improve, reproduce, sell or otherwise distribute such Intellectual Property as may be required in the operation of the Company’s business.  The Schedule of Exceptions sets forth a list of the Company’s licenses of Intellectual Property (other than off-the-shelf software licenses pursuant to shrink-wrap licenses).  Also set forth on the Schedule of Exceptions is a list of all U.S. and foreign patents, trademarks, service marks, trade names and registered copyrights (or copyrights for which an application for registration has been filed) owned or licensed by the Company.  All registrations on behalf of the Company with, and applications to, governmental or regulatory authorities in respect of all Intellectual Property of the Company are valid and in full force and effect and are not subject to any other action by the Company to maintain their effectiveness.  The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets.  Except as set forth in the Schedule of Exceptions, there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property of the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity.  The Company has not, nor has it received any communications alleging that the Company has violated or, by conducting its business as now conducted or as proposed to be conducted, would violate any of the Intellectual Property of any other person or entity.  The Company is not aware that any of its Intellectual Property is being infringed by any other person or entity.  The Company is not aware, after due and proper investigation, that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as now conducted or as proposed to be conducted.  The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

13.
3.19	Agreements; Action.

(a)

Except for:  (i) agreements explicitly contemplated hereby; and (ii) agreements set forth on the Schedule of Exceptions, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or holders of the Company’s outstanding capital stock or any Affiliate thereof, including, without limitation, spouses, or family members of any such officer, director or holders of such stock.

(b)

Except as otherwise disclosed herein or on the Schedule of Exceptions, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound which involve:  (i) obligations (contingent or otherwise) of or payments to the Company in excess of $100,000 on an individual basis; (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company; (iii) provisions restricting or affecting the development, manufacture or distribution of the Company’s products or services, (iv) indemnification by the Company with respect to infringements of proprietary rights; or (v) provisions that otherwise materially or adversely affect the business, prospects, financial condition, operations, property or affairs of the Company.

(c)

Except as otherwise disclosed herein or on the Schedule of Exceptions, the Company has not:  (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) except as set forth on the Balance Sheet, incurred any indebtedness for money borrowed or any other liabilities in excess of $25,000; (iii) made any loans or advances to any person, other than ordinary advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights.

(d)

Except as otherwise disclosed herein or on the Schedule of Exceptions, the Company has not engaged in the past three months in any discussion: (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations; (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of; or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

14.

(e)

Except as set forth on the Schedule of Exceptions, the Company is not a party to or otherwise bound by any written or oral agreement, instrument, commitment, plan or arrangement, a copy of which would be required to be filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form S-1 if the Company were registering securities under the Securities Act.

The Company and, to the best of the Company's knowledge, each other party thereto, have in all material respects performed all the obligations required to be performed by them to date (or each non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no notice of default and are not in default (with due notice or lapse of time or both) under any agreement, instrument, commitment, plan or arrangement to which the Company is a party or by which it or its property may be bound.  The Company has no present expectation or intention of not fully performing all of its obligations under each such agreement, instrument, commitment, plan or arrangement, and the Company has no knowledge of any breach or anticipated breach by the other party to any agreement, instrument, commitment, plan or arrangement to which the Company is a party.  The Company is in full compliance with all of the terms and provisions of its Restated Certificate and Bylaws.

3.20	Changes. Except as otherwise disclosed herein or on the Schedule of Exceptions, and except for agreements expressly contemplated hereby, since the Balance Sheet Date there has not been:

(a)

any damage, destruction or loss, whether or not covered by insurance, that materially and adversely affects the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently or proposed to be conducted);

	(b)	any waiver by the Company of a valuable right or of a material debt owed to it;

(c)

any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently or proposed to be conducted);

	(d)	any change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

	(e)	any material change in any compensation arrangement or agreement with any executive officer or key employee;

15.
	(f)	any issuance of any stock, bond or other corporate security;

	(g)	any declaration or payment or distribution to stockholders or any purchase or redemption of any share of the Company’s capital stock or other security;

	(h)	any sale, assignment, transfer or grant of any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset;

(i)

any other event or condition of any character which might materially and adversely directly affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and proposed to be conducted); or

	(j)	any commitment, contingent or otherwise, to do any of the foregoing.

3.21

Minute Books.  The copies of the minute books of the Company provided to the Purchasers or their counsel contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects, and include all written consents of directors and stockholders in lieu of a meeting.

3.22

Section 83(b) Elections.  To the best of the Company’s knowledge, all elections and notices required by Section 83(b) of the Code, and any analogous provisions of applicable state tax laws have been timely filed by all individuals who have purchased shares of the Common Stock.

3.23

U.S. Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service, and the Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of such Regulations.

3.24

Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority as may be necessary or required for the conduct of its business as planned to be conducted.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

16.

3.25

Tax Returns, Payments and Elections.  The Company has filed all tax returns and reports as required by law.  These returns and reports are true and correct in all material respects.  The Company has paid all taxes and other assessments due.  The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof.  The Company has no knowledge of any liability or any tax as of the date hereof that is not adequately provided for.  The Company has not been advised that any of its returns have been or are being audited or of any deficiency in assessment or proposed judgment to its taxes.  The Company has not made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets.

3.26	Insurance. The Company has fire and casualty insurance policies with coverage customary for companies that are similarly situated to the Company.

3.27

3.27     Assumptions, Guaranties, Etc. of Indebtedness of Other Persons.  Except as set forth on the Schedule of Exceptions, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

3.28

Significant Customers and Suppliers. Except as set forth on the Schedule of Exceptions, no customer or supplier which was significant to the Company during the period covered by the Financial Statements referred to in Section 3.6 or which has been significant to the Company thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be, since the Balance Sheet Date.  To the best of the Company’s knowledge, all parties having material contracts and commitments with the Company are in compliance therewith in all respects.

3.29

Related-Party Transactions.  Except as set forth on the Schedule of Exceptions, no current or former employee, officer, director or stockholder of the Company or any Affiliate thereof or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.  None of the Company’s officers, and to the Company’s knowledge, none of the Company’s current employees or directors has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, representing more than 1% of all issued and outstanding shares of such stock (other than members of their immediate families who may own stock in publicly traded companies that may compete with the Company).  The Company is not aware that any such persons hold such stock other than as a passive investment or that they, directly or indirectly, manage or exercise control of any such public company or otherwise take part in its business.  No member of the immediate family of any officer, director or stockholder of the Company or any Affiliate thereof is directly or indirectly interested in any contract with the Company.

17.

SECTION 4

Representations and Warranties of the Purchasers

Each Purchaser hereby severally represents and warrants to the Company with respect to the purchase of the Shares as follows:

4.1	Accredited Investor. It is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

4.2

Experience.  It has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

4.3

Investment.  It is acquiring the Shares and the underlying Common Stock issuable upon conversion of the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  It understands that the Shares and the underlying Common Stock issuable upon conversion of the Shares have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein and in response to the Company’s inquiries, if any.

4.4

Rule 144.  It acknowledges that the Shares (and the underlying Common Stock) must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  It is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

18.

4.5

No Public Market.  It understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

4.6

Access to Data.  It has had an opportunity to discuss the Company’s business, management, and financial affairs with its management and the opportunity to review the Company’s facilities.  It has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of such Purchaser to rely thereon.

4.7

Authorization.  This Agreement, the Investor Rights Agreement and the Voting Agreement, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as the indemnification provisions of the Investor Rights Agreement may be limited by principles of public policy or by federal or state securities laws, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.8

Brokers or Finders.  It has not, and will not, incur, directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

4.9

Tax Liability.  It has had the opportunity to review with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  It has relied solely on such advisors and not on any statements or representations of the Company or any of its agents.  It understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

19.

SECTION 5

Conditions to Closing of Purchasers

Each Purchaser’s obligations to purchase the Shares are, at the option of the Purchaser, subject to the fulfillment of the following conditions as of the Closing Date:

5.1

Representations and Warranties Correct.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (subject in each case to the exceptions set forth in the Schedule of Exceptions).

5.2	Covenants. All covenants, agreements, and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with.

5.3

Compliance Certificate.  The Company shall have delivered to the Purchasers a certificate of the Company, executed by the President of the Company dated the Closing Date, and certifying, among other things, to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement and to the receipt of all required Board and stockholder approvals of this Agreement and the transactions contemplated hereby.

5.4

Blue Sky.  The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares; provided, however, that the Company shall use its reasonable efforts to register and qualify the Shares under such Blue Sky laws of such jurisdictions as shall be reasonably requested by the Purchasers; and, provided further,that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

5.5	Restated Certificate. The Restated Certificate shall have been filed with the Delaware Secretary of State and shall be in full force and effect.

5.6

Investor Rights Agreement.  The Company and each Purchaser shall have executed and delivered the Investor Rights Agreement, except that it shall not be a condition to closing for any Purchaser that such Purchaser execute and deliver the Investor Rights Agreement.

5.7

Voting Agreement.  The Company and each Purchaser shall have executed and delivered the Voting Agreement, except that it shall not be a condition to closing for any Purchaser that such Purchaser execute and deliver the Voting Agreement.

5.8

Proceedings and Documents.  All corporate action and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.  This shall include, without limitation, good-standing certificates and certification by the Company’s secretary regarding the Company’s Restated Certificate and Bylaws and Board and stockholder resolutions relating to this transaction.

20.

5.9	Reservation of Conversion Shares. The Common Stock issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

5.10	Due Diligence. Each of the Purchasers shall have satisfactorily completed their business, technical, financial, accounting, tax and legal due diligence with respect to the Company.

5.11

Minimum Subscription.  The Company shall have received subscriptions from the Purchasers (as evidenced by their execution of this Agreement) for the purchase of a minimum of 18,905,610 shares of the Series B Preferred for a minimum aggregate subscription price of Twelve Million Five Hundred Thousand Dollars ($12,500,000), which shares shall be allocated among the Purchasers as set forth on the Schedule of Purchasers hereto.

5.12	Acquisition. The Company and Quantum shall have executed and delivered the Asset Purchase Agreement.

5.13	Employee Stock Option Pool. The Company shall have increased the number of shares of its Common Stock authorized for issuance under the Company’s employee stock option pool to 15,135,127 shares.

5.14

Opinion of Company’s Counsel.  Each of the Purchasers shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel to the Company, on or prior to the Closing, an opinion addressed to them, dated as of the Closing Date, in substantially the form attached hereto as Exhibit J.

21.

SECTION 6

Conditions to Closing of Company

The Company’s obligation to sell and issue the Shares is, at the option of the Company, subject to the fulfillment of the following conditions as of the Closing Date:

6.1

Representations and Warranties Correct.  The representations and warranties made by each Purchaser in Section 4 hereof shall be true and correct when made and shall be true and correct as of the Closing Date.

6.2

Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3

Blue Sky.  The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares.

6.4	Restated Certificate. The Restated Certificate shall have been filed with the Delaware Secretary of State and shall be in full force and effect.

6.5	Investor Rights Agreement. Each of the Purchasers shall have executed and delivered the Investor Rights Agreement.

6.6	Voting Agreement. Each of the Purchasers shall have executed and delivered the Voting Agreement.

6.7	Acquisition. Quantum shall have executed and delivered the Asset Purchase Agreement.

22.

SECTION 7

Miscellaneous

7.1	Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York without regard to the principles of conflicts of law of such state.

7.2

Survival.  The representations and warranties made by the Company in Section 3 of this Agreement shall survive for three years from the date of this Agreement; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.4 and 3.5 thereunder shall survive indefinitely.  All covenants and other agreements made by the Company and contained in this Agreement shall survive indefinitely or earlier based on the periods specified therein, if any, or until this Agreement is terminated by the parties.  Notwithstanding the foregoing, no survival time limitation shall apply with respect to any matter the facts of which the Company knowingly, intentionally and fraudulently concealed from the Purchasers as of the Closing.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument if not otherwise specified therein.

7.3

Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of a Purchaser to purchase the Shares may be assigned to any of its Affiliates who acquires at least One Hundred Thousand (100,000) Shares (as adjusted for stock splits and combinations), and, provided further, that written notice of the assignment shall be provided to the Company.

7.4

Entire Agreement; Amendment.  This Agreement, including exhibits, the Investor Rights Agreement, the Voting Agreement and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  Any provision of this Agreement may be waived, modified or amended upon:  (a) the Company’s prior written consent; and (b) the written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding voting power of the Shares purchased hereunder; provided, further, the foregoing notwithstanding, the rights of any holder shall not be amended or waived without the prior written consent of such holder if such amendment or waiver is materially adverse to such holder in a manner that differs materially from how similarly situated holders of the Shares purchased hereunder are affected.  Notwithstanding the above, Sections 2.1(b) and 7.4 hereof shall not be amended without the prior written consent of Quantum.

23.

7.5

Notices, Etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, or by facsimile addressed:  (a) if to a Purchaser, to such Purchaser’s address set forth on the Schedule of Purchasers, or to such other address as such Purchaser shall have furnished to the Company in writing; (b) if to any other holder of any Shares, to such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to the address of the last holder of such Shares who has so furnished an address to the Company; (c) if to the Company, to its principal executive offices, located at 485 E. 17th Street, Suite 400, Costa Mesa, CA 92627, and addressed to the attention of the Chief Financial Officer, or to such other address as the Company shall have furnished to the Purchasers.

All notices required or permitted hereunder shall be deemed effectively given:  (w) upon personal delivery to the party to be notified; (x) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (y) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (z) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

7.6

Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any Shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

7.7	Expenses. The Company and each Purchaser shall bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

7.8

Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

7.9	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.
24.

7.10

Counterparts.  This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.11

Payment of Purchase Price.  The Purchasers acknowledge that any purchase price paid for the Shares pursuant to Section 2.2 hereof, shall be:  (a) payable to the non-interest bearing bank account designated by Paul Hastings, if paid by wire; or (b) delivered directly to Paul Hastings, if paid by check.  Such funds shall be held by Paul Hastings and shall be released to the Company promptly after they equal or exceed $12,500,000 minus the fees of the Purchasers’ counsel due the Purchasers’ counsel by the Company pursuant to Section 7.7 hereof, which fees shall be withheld from the proceeds hereunder.

7.12

Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation (including, without limitation, any other Purchaser), other than the Company and its officers and directors (acting in their capacity as representatives of the Company), in deciding to invest and in making its investment in the Company.  Each Purchaser agrees that no other Purchaser nor the respective controlling persons, officers, directors, partners, agents or employees of any other Purchaser shall be liable to such Purchaser for any losses incurred by such Purchaser in connection with its investment in the Company.

7.13

Like Treatment of Holders. Neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemptions or exchange of Series A-1 Preferred or Series B Preferred, or otherwise, to any holder of Series A-1 Preferred or Series B Preferred for or as an inducement to, or in connection with solicitation of, any consent, waiver or amendment of any terms or provisions of the Series A-1 Preferred or Series B Preferred or the Agreements, unless such consideration is paid to all holders of Series A-1 Preferred or Series B Preferred bound by such consent, waiver or amendment, whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Series A-1 Preferred or Series B Preferred for redemption or exchange.

25.

IN WITNESS WHEREOF, the foregoing Series B Preferred Stock Purchase and Recapitalization Agreement is hereby executed as of the date first above written.

COMPANY
BROADBAND STORAGE, INC., a Delaware corporation

By: /s/ ERIC KELLY Name: Eric Kelly Title: Chief Executive Officer, President and Secretary
PURCHASERS

MOORE TECHNOLOGY VENTURE FUND II, L.P.
By: /s/ ANTHONY GALLAGHER Name: Anthony Gallagher, Director of Operations

MOORE GLOBAL INVESTMENTS LTD.
By: /s/ ANTHONY GALLAGHER Name: Anthony Gallagher, Director of Operations

MELLON VENTURES II, L.P.
By: MVMA II, L.P. a Delaware Limited Partnership Its: General Partner
By: MVMA, Inc., a Delaware Corporation Its: General Partner
By: /s/ JOHN K. ADAMS Mr. John K. Adams

26.

Signature Page of Additional Purchaser to
Series B Preferred Stock Purchase and Recapitalization Agreement

Subsequent Closing on October 28, 2002

PURCHASER

QUANTUM CORPORATION

By: /s/ LARRY OREKLIN
Name: Larry Orecklin
Title: President, SSG

27.

EXHIBIT A

SCHEDULE OF PURCHASERS

Name	Number of Series B Shares Purchased (at $0.661179408 per share)	Aggregate Purchase Price Paid (Type of Consideration)

Mellon Ventures II, L.P.	11,343,366	$7,500,000 (cash)
Moore Technology Venture Fund	3,781,122	$2,500,000 (cash)
Moore Global Investments Ltd.	3,781,122	$2,500,000 (cash)

TOTAL	_________ 18,905,610	__________ $12,500,000

EXHIBIT B

SERIES A PREFERRED PRO RATA SHARE CALCULATION

Name	Pro Rata Share
Moore Technology Venture Fund II, L.P.	$2,500,000
Moore Global Investments Ltd.	$2,500,000
Mellon Ventures II, L.P.	$3,333,333
Morgan Keegan Early Stage Fund, L.P.	$259,333
Morgan Keegan Employee Investment Fund, L.P.	$74,000
GlobalEuroNet Group, Inc.	$1,000,000
Mark IV Ventures, LLC	$333,333
Paul A. Slavik, Trustee of the Paul A. Slavik Trust established January 26, 1993	$133,333
James D. Slavik, Trustee of the James D Slavik Separate Property Trust established February 27, 1974, as amended	$66,667
Mark K. Edwards	$66,667

EXHIBIT C

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

See Attached.

EXHIBIT D

AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

See Attached.

EXHIBIT E

AMENDED AND RESTATED VOTING AGREEMENT

See Attached.

EXHIBIT F

SCHEDULE OF EXCEPTIONS

Available upon request.

EXHIBIT G

FORM OF NONSTATUTORY OPTION AGREEMENT

Available upon request.

EXHIBIT H

FINANCIAL STATEMENTS

Available upon request.

EXHIBIT I

PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

Available upon request.

EXHIBIT J

LEGAL OPINION

Available upon request.